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                                  THANKS, BUT
                                          ---
                             NO THANKS, MR. SOKOL!
                             ---------

We understand why California Energy wants to buy Magma Power for $35 per share in cash and stock--it would be getting a great company at a bargain price that does not remotely reflect Magma's value.

The value and benefits of Magma's competitive advantages, initiatives and projects, some of which have only recently been announced, are not yet reflected in our stock price--and certainly are not reflected in California Energy's two-tiered, low-ball offer.

CALIFORNIA ENERGY'S OFFER MAKES NO FINANCIAL OR STRATEGIC SENSE FOR MAGMA AND ITS STOCKHOLDERS.

IT'S INADEQUATE: It does not compensate stockholders for the future growth and profitability we expect to generate from expanding our existing domestic operations, developing our international opportunities, and capitalizing on our outstanding technological, financial and competitive position.

IT'S COERCIVE: It attempts to stampede stockholders into selling their shares for the cash portion and leads to a back-end merger in which stockholders would be left with shares in an even more highly leveraged California Energy--a company that will be burdened by high debt service at a time when it will need free cash to invest in the future.

IT'S OPPORTUNISTIC: It's a blatant attempt by highly-leveraged California Energy to buy Magma based on the strength of Magma's clean balance sheet and doesn't protect Magma stockholders from the future risk associated with their resulting ownership of California Energy stock. Our stockholders--not California Energy's--should reap the benefits of our financial strength.

IT'S HIGHLY CONDITIONAL: It contains thirteen conditions, including obtaining more than $300 million of secured debt financing as well as the approval of California Energy stockholders.

IT'S BAD FOR BUSINESS: California Energy incorrectly assumes that two plus two is four when, in our industry, two plus two may very well be three. That's because we think international customers are reluctant to concentrate their geothermal business with one company.

ACCORDINGLY, MAGMA'S BOARD OF DIRECTORS--WITH OVER 30 PERCENT OF THE STOCK REPRESENTED ON THE BOARD--HAS UNANIMOUSLY CONCLUDED THAT STOCKHOLDERS' INTERESTS ARE BEST SERVED BY MAGMA CONTINUING TO PURSUE ITS HIGHLY SUCCESSFUL BUSINESS STRATEGY.

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     MAGMA HAS AN IMPRESSIVE RECORD OF GENERATING PROFITABLE GROWTH FOR ITS
             STOCKHOLDERS AND HAS BRIGHT PROSPECTS FOR THE FUTURE.

MAGMA'S SUPERIOR GROWTH IS EXPECTED TO CONTINUE. We have increased earnings at a 20 percent compound annual growth rate since 1990 and more than doubled our equity base in the past five years.

MAGMA HAS SEVERAL OPPORTUNITIES TO ENHANCE THE EARNINGS AND CASH FLOW OF ITS CURRENT PROJECTS. We have in place an aggressive cost reduction program targeted at cutting costs for existing plants by 40 percent and dramatically lowering operating capital costs for all our new, larger-scale plants.

MAGMA HAS SEVERAL NEW DOMESTIC PROJECTS IN DEVELOPMENT. We are expanding existing plants, building new facilities as well as developing capacity at our strategically positioned Salton Sea resource.

MAGMA IS A LEADER IN A FAST-GROWING INTERNATIONAL GEOTHERMAL INDUSTRY. We are currently constructing a large plant in the Philippines and already have a contract for a second plant. We also have two Indonesian contracts which we expect to sign imminently and are actively pursuing further global geothermal opportunities.

MAGMA'S COMPETITIVE ADVANTAGES SOLIDLY POSITION THE COMPANY TO SECURE FUTURE PROJECTS AND ACHIEVE SUPERIOR GROWTH. Our singular focus, strong financial condition, ability to lower costs through technological improvements, proven development expertise and excellent in-house technical capabilities place Magma in the forefront of the geothermal power production industry.

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               THAT'S WHY MAGMA STOCKHOLDERS SHOULD SAY THANKS,
                 BUT NO THANKS, TO CALIFORNIA ENERGY'S OFFER!
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                           [Magma logo appears here]

If you have any questions or need further assistance, please call our information agent, GEORGESON & COMPANY, INC. toll-free at 1-800-223-2064.